SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6500 West Cortland Street                Chicago, Illinois 60707                773-889-8870                Fax: 773-889-1678

Notice of Annual Meeting of Shareholders

To Be Held on May 10, 2005

To the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the “Company”) will be held at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 10, 2005 at 11:00 a.m. to:

1.	Elect two Class I directors of the Company to hold office until the 2008 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

A copy of the Summary Annual Report for the year ended December 31, 2004, a Proxy Statement and proxy card accompany this notice.

By order of the Board of Directors,

GERALD M. LAURES

Secretary

Chicago,	Illinois
April	8, 2005

COBRA ELECTRONICS CORPORATION

6500 West Cortland Street

Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 10, 2005

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the “Company”) to be voted at the Company’s 2005 Annual Meeting of Shareholders to be held on Tuesday, May 10, 2005 at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2004 Summary Annual Report were first mailed to shareholders on or about April 8, 2005.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,444,815 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2005 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class I directors.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the “non-voted shares”). Non-voted shares will be considered shares not present and entitled to vote on the matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class I directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The Board of Directors has determined that all Board members, excluding James R. Bazet and Carl Korn, are independent under the listing standards of the NASDAQ Stock Market. The terms of three of the present directors will expire at the 2005 Annual Meeting of Shareholders. Mr. James R. Bazet, President and Chief

Executive Officer, and Mr. Harold D. Schwartz, director, have been nominated for election as Class I directors for three-year terms expiring at the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.

As previously announced, James W. Chamberlain, a director of the Company, resigned from the Board of Directors, effective on February 21, 2005, due to the increased demands on his time from his other responsibilities. As previously announced, Robert P. Rohleder has been elected to the Board of Directors effective as of February 21, 2005, to fill the vacancy created by Mr. Chamberlain’s resignation. He has been elected as a Class II director for a term ending on the date of the Company’s 2006 Annual Meeting of Shareholders. As previously announced, Barry S. Rosenstein, a Class I director of the Company, advised the Company on February 21, 2005 that he had determined not to stand for re-election to the Board of Directors at the Company’s May 2005 Annual Meeting of Shareholders due to increased demands on his time from his other business activities. Mr. Rosenstein will continue to serve as a director of the Company until the expiration of his term on May 10, 2005.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of James R. Bazet and Harold D. Schwartz. If on account of death or unforeseen contingencies, either of Messrs. Bazet or Schwartz should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class I director by the directors of the Company. The Company has no reason to believe that either Class I nominee will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Nominee, term, if elected, expiring in 2008)	57	President and Chief Executive Officer of the Company, January 1998 to present. Director since May 1997.

William P. Carmichael, Class III (Term expiring in 2007)	61	Director of The Finish Line since July 2003; Director of Rayovac Corporation since August 2002; Director of Simmons Company since May 2004; Trustee of Nations Funds Trust since 1999; and Senior Managing Director of Succession Fund from 1998 to 2001. Director since 1994.

Henry G. Chiarelli, Class II (Term expiring in 2006)	51	Industry Consultant; Vice President Strategy, CompUSA Inc., 2004 to 2005; Vice President Consumer Electronics, CompUSA Inc., 2003 to 2004; Senior Consultant, Morton Retail Group, 2001 to 2003; President, RadioShack.com, 1999-2001; Senior Vice President of Strategic Planning, RadioShack Corporation, 1998–1999. Director since May 2002.

Carl Korn, Class III (Term expiring in 2007)	83	Chairman of the Board of the Company, 1961 to present; President and Chief Executive Officer of the Company, 1961–1985. Director since 1961.

Ian R. Miller, Class III (Term expiring in 2007)	54	Founder/Owner, The Brand Practice LLC, business/marketing/branding strategy experts, August 2001 to present; Executive Vice President, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1996–1999. Director since February 2000.

Robert P. Rohleder, Class II (Term expiring in 2006)	62	Retired Audit Partner, Deloitte & Touche, LLP, 1973 to 2000. Director since February 2005.

Harold D. Schwartz, Class I (Nominee, term, if elected, expiring 2008)	79	President, Chez & Schwartz, Inc., marketing and sales consultants, 1973 to present. Director since 1983.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company held eight meetings during fiscal year 2004. Each member of the Board of Directors, except for Mr. Rosenstein, attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has five committees: the Audit Committee, the Finance Committee, the Compensation Committee, the Stock Option Plan Committee and the Nominating and Governance Committee. It is the Company’s policy to encourage Board members to attend the Company’s annual meeting of shareholders. Except for Mr. Rosenstein, each Board member attended the Company’s annual meeting held on May 11, 2004.

The members of the Audit Committee are: Robert P. Rohleder (Chairman), William P. Carmichael and Harold D. Schwartz. The functions of the Audit Committee are described below in the Audit Committee Report. Its duties include, among other things, engagement of the Company’s independent auditor, review of the Company’s financial statements and review of audit results. The Audit Committee met six times during fiscal year 2004.

The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet and Barry S. Rosenstein. The Finance Committee reviews and recommends financing plans and agreements. The Finance Committee met once during fiscal year 2004.

The members of the Compensation Committee are: Ian R. Miller (Chairman), William P. Carmichael and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company’s executive officers, except for options issued under the Company’s stock option plans. The Compensation Committee met seven times during fiscal year 2004.

The members of the Stock Option Plan Committee are: Henry G. Chiarelli (Chairman) and Harold D. Schwartz. The Stock Option Plan Committee administers the Company’s stock option plans. The Stock Option Plan Committee met once during fiscal year 2004.

The members of the Governance and Nominating Committee are William P. Carmichael (Chairman), Henry G. Chiarelli and Ian R. Miller. The Governance and Nominating Committee will consider candidates for director suggested by shareholders. Each of the members of the Governance and Nominating Committee is independent as such term is defined in the listing standards of the NASDAQ Stock Market. The Governance and Nominating Committee is governed by a written charter adopted by the Board, a copy of which was included as an exhibit to the proxy statement for the 2004 Annual Meeting. The Governance and Nominating Committee met two times during fiscal year 2004.

NOMINATION OF DIRECTORS

It is the policy of the Governance and Nominating Committee to consider candidates for director that are recommended by stockholders. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the directors duties to the Company and its stockholders.

In identifying and evaluating nominees for director, the Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of the NASDAQ Stock Market. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including the nominee’s judgment, skill, integrity, diversity, and business or other experience. The Committee may (but is not required to) consider candidates suggested by management or other members of the Board. The Committee evaluates candidates recommended for director by stockholders in the same way it evaluates any other nominee. The Committee may from time to time (but is not required to) hire consultants or third party search firms to help the Committee identify and/or evaluate potential nominees.

In order to recommend a candidate, in accordance with the requirements of the Company’s Bylaws, stockholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Chairman at the Company’s principal office).

COMMUNICATIONS WITH THE BOARD

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director. A stockholder may contact the Board of Directors or an individual director by writing to their attention at the Company’s principal executive offices at Cobra Electronics Corporation, 6500 West Cortland Street, Chicago, Illinois 60707.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s Board of Directors, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer) and employees. The Company encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. Any waivers or amendments to the Code of Business Conduct and Ethics will be approved by the Board of Directors or the Governance and Nominating Committee and will be disclosed by filing a Form 8-K. A copy of the Company’s Code of Business Conduct and Ethics is posted on our website at www.cobra.com.

COMPENSATION OF DIRECTORS

Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Directors who are not employees of the Company receive annual retainers of $12,000 and a fee of $1,500 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, directors who serve as chairman of one or more committees of the Board, receive a $1,000 annual retainer for each committee chairmanship. The number of options granted, if any, is determined annually. At the present time, Mr. Bazet receives no additional compensation for serving on the Board or any of its committees.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2005, of each of the Company’s directors and director nominees, each person named in the summary compensation table below and the Company’s directors, director nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
James R. Bazet	479,404	(2)	7.4%
William P. Carmichael	24,750	(3)	*
Henry G. Chiarelli	2,000	(4)	*
Carl Korn	282,263	(5)	4.4%
Gerald M. Laures	84,400	(6)	1.3%
Ian R. Miller	4,750	(7)	*
Anthony A. Mirabelli	45,432	(8)	*
Robert P. Rohleder	-0-		*
Barry S. Rosenstein	632,580	(9)	9.8%
Harold D. Schwartz	29,104	(10)	*
Michael Smith	137,250	(11)	2.1%
All directors, director nominees and executive officers as a group (11 persons)	1,721,933	(12)	26.7%

*	Less than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

(2)	The amount includes 380,416 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.

(3)	The amount includes 4,750 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.

(4)	The amount includes 1,000 shares which Mr. Chiarelli may acquire pursuant to the exercise of stock options.

(5)	The amount includes 4,750 shares, which Mr. Korn may acquire pursuant to the exercise of stock options and 277,513 shares owned by Korn Portfolio Limited Partnership, a Delaware limited partnership, of which Mr. Korn is a general partner.

(6)	The amount includes 10,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.

(7)	The amount represents 4,750 shares, which Mr. Miller may acquire pursuant to the exercise of stock options.

(8)	The amount includes 44,432 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.

(9)	The amount represents shares owned by JANA Partners LLC for which Mr. Rosenstein is Founder and Managing Partner. Mr. Rosenstein’s address is 536 Pacific Avenue, San Francisco, California 94133.

(10)	The amount includes the following: 20,195 shares owned by Harold D. Schwartz Rollover IRA, as to which Mr. Schwartz is the sole beneficiary; 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder; 4,000 shares owned by a trust controlled by his wife, all of which he disclaims beneficial ownership; and 4,750 shares which Mr. Schwartz may acquire pursuant to the exercise of stock options.

(11)	The amount includes 136,250 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.

(12)	The amount includes 591,098 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, as of December 31, 2004, other than Mr. Bazet, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
JANA Partners LLC	632,580	(1)	9.8%
536 Pacific Avenue
San Francisco, CA 94133

Fifth Third Bancorp	456,154	(1)	7.1%
Fifth Third Center
Cincinnati, OH 45263

Dimensional Fund Advisors	399,950	(1)	6.2%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

Advisory Research, Inc.	360,900	(1)	5.6%
180 North Stetson St., Suite 5500
Chicago, IL 60601

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002 for (i) the chief executive officer of the Company and (ii) each of the other executive officers of the Company (the “Named Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs	All Other Compensation ($)(1)
James R. Bazet	2004	458,592	121,923	–0–	18,833
President and Chief	2003	425,827	78,564	–0–	9,000
Executive Officer	2002	410,654	76,644	–0–	9,000

Gerald M. Laures	2004	196,604	23,214	–0–	10,000
Vice President—Finance	2003	183,366	22,479	–0–	7,911
and Corporate Secretary	2002	178,500	–0–	–0–	8,349

Anthony A. Mirabelli	2004	257,231	29,772	–0–	10,000
Senior Vice President,	2003	237,785	27,697	–0–	9,000
Marketing and Sales	2002	230,000	–0–	–0–	8,911

Michael Smith	2004	248,769	28,665	10,000	10,000
Senior Vice President and Chief	2003	224,731	26,184	10,000	9,000
Financial Officer	2002	212,769	–0–	75,000	8,346

(1)	Represents the Company’s contributions under its profit sharing and 401(k) plan.

STOCK OPTION GRANTS IN 2004

Shown below is information with respect to grants during 2004 to the Named Officers of options to purchase Common Stock. No stock appreciation rights (“SARs”) were granted in 2004.

						Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Securities Underlying Options/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in 2004	Exercise or Base Price ($/share)	Expiration Date	5%($)	10%($)
Michael Smith	10,000	(1)	100%	9.55	2/18/2014	60,059	152,202

(1)	Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

AGGREGATED OPTION EXERCISES IN 2004 AND

YEAR-END OPTION VALUES

Shown below is information with respect to options exercised during fiscal year 2004 and unexercised options to purchase Common Stock held by the Named Officers.

			Number of Securities Underlying Unexercised Options At December 31, 2004 (#)		Value of Unexercised In- The-Money Options At December 31, 2004 ($)(1)(2)
Name	Number of Shares Underlying Options Exercised (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Bazet	48,484	199,997	380,416	—	960,108	—
Gerald M. Laures	—	—	10,000	—	1,100	—
Anthony A. Mirabelli	—	—	44,432	—	54,874	—
Michael Smith	—	—	96,250	73,750	129,947	76,716

(1)	No SARs were outstanding as of December 31, 2004.
(2)	Based on the closing price on the NASDAQ Stock Market on December 31, 2004.

REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

The Compensation Committee administers the Company’s various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company’s stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company’s executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 25, 2004; (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997 and amended on April 22, 1999; and (g) in the case of Mr. Smith, the terms of his employment agreement dated January 8, 2003.

Mr. Bazet’s salary and bonus are determined pursuant to his employment agreement. During the period commencing August 1, 2003 and ending July 31, 2004, Mr. Bazet’s annual salary was $435,000. During the period commencing August 1, 2004 and ending July 31, 2005, Mr. Bazet will receive an annual salary of $452,400. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s pretax operating profit. Accordingly, Mr. Bazet’s bonus in respect to 2004 was $121,923.

Mr. Mirabelli’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli’s annual salary is determined by the Compensation Committee, with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified pre-tax income targets under the Executive Bonus Structure relating to that year. Mr. Mirabelli’s annual salary was $248,000 for the period from January 1, 2004 to December 31, 2004. Mr. Mirabelli’s bonus in respect to 2004 was $29,772.

Mr. Smith’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Smith’s annual salary for the period from January 1, 2004 to December 31, 2004 is $240,000, with an annual bonus targeted at 35% of his salary for any year during which certain agreed upon criteria are satisfied. Mr. Smith’s bonus in respect to 2004 was $28,665.

Mr. Laures’ base salary is set at competitive levels. His salary increase and bonus are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee assigns specific weights to both Company and individual performance goals.

The Stock Option Plan Committee may grant options to purchase Common Stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is equal to 100% of the fair market value of the shares on the date of grant and options granted are exercisable commencing twelve months after the grant date, in an amount equal to 25% of the total number of shares covered during each successive twelve-month period with option terms generally of 10 years, but could be less at the committee’s discretion. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company’s shareholders. In fiscal year 2004, pursuant to the terms of his employment agreement, Mr. Smith received options to purchase 10,000 shares at the exercise price of $9.55 per share.

The foregoing report has been furnished by:

Stock Option Plan Committee:	Compensation Committee:
Mr. Chiarelli (Chairman)	Mr. Miller (Chairman)
Mr. Schwartz	Mr. Carmichael
Mr. Schwartz

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors (the “Board”). The Audit Committee consists of three independent directors as defined in the listing standards of the NASDAQ Stock Market. Its duties and responsibilities are set forth in a written charter (the “Audit Committee Charter”) adopted by the Board.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2004;

•	discussed with representatives of Grant Thornton LLP (the “Independent Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board, Independence Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with the Independent Auditor its independence from the Company and management;

•	considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence; and

•	designated an audit committee financial expert, Mr. Carmichael.

Mr. Carmichael is qualified as an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Audit Committee:

Mr. Rohleder (Chairman)

Mr. Carmichael

Mr. Schwartz

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the five-year period, December 31, 1999 to December 31, 2004, with the percentage change in the cumulative total return for the Russell 2000 Index (the “Russell Index”), and a peer group of companies selected by the Company (the “Peer Group”).

Companies used to construct the Peer Group index are Boston Acoustics Incorporated, Koss Corporation and Audiovox Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company’s in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. The returns of each of the companies in the Peer Group have been weighted according to their respective stock market capitalizations at the beginning of each period for which a return is indicated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG COBRA ELECTRONICS, THE RUSSELL 2000 INDEX,

AND A PEER GROUP

*	$100 investment on 12/31/99 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

The graph assumes $100 invested on December 31, 1999 in each of the following: the Company’s Common Stock, the Peer Group and the Russell 2000 Index and in the case of the Peer Group, a reweighting of the portfolio annually, based on market capitalization of the individual companies. The graph was plotted using the following data:

	1999	2000	2001	2002	2003	2004
Cobra	$100.00	$111.38	$127.18	$132.44	$152.90	$164.24
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
Peer Group	100.00	46.91	41.80	54.33	63.70	75.42

EMPLOYMENT AGREEMENTS

James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending July 31, 2009. Mr. Bazet’s current annual salary under the agreement is $452,400 plus an allowance for perquisites of not more than $23,000 annually. He is entitled to minimum annual salary increases of $18,100 and an annual bonus equal to 2.5% of the Company’s income before income taxes, subject to adjustment for certain non-ordinary course transactions. All of Mr. Bazet’s stock options will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company’s obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his “average annual compensation” (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet’s designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet’s life, which will be used to fund liabilities under the plan.

Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli’s current annual salary under the agreement is $258,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

If Mr. Mirabelli’s employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

Michael Smith Employment Agreement. The Company has an employment agreement with Mr. Smith beginning on January 1, 2003 and ending on December 31, 2005. Mr. Smith’s current annual salary under the agreement is $254,000 plus an allowance for perquisites of not more than $10,000 annually. During the term of Mr. Smith’s agreement, he is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied. The agreement also provides for a stock option to purchase an aggregate of 30,000 shares of the Company’s common stock, of which 10,000 were granted to Mr. Smith on January 15, 2003, another 10,000 were granted to him on February 18, 2004 and 10,000 were granted to him on January 18, 2005. Each option vests over four years, 25% each anniversary of the grant date. These stock options will be exercisable in full in the event of a change of control of the Company.

If Mr. Smith’s employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) being removed as Chief Financial Officer or a Senior Vice-President of the Company, (ii) being demoted in title or responsibilities, (iii) his principal permanent office with the Company is relocated more than 50 miles, (iv) being prevented by the Chief Executive Officer or Board of Directors from exercising his responsibilities or (v) a material breach of his employment agreement by the Company that remains uncured for 60 days following his written notice to the Company, he will be entitled to receive an amount equal to his then current bi-weekly salary until 13 bi-weekly payments have been made or until the end of the employment period, whichever occurs later; and a pro-rated bonus. However, if a change of control occurs between January 1, 2003 and the date of such termination of employment, then the Company shall continue to make such bi-weekly payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Smith receives compensation from other entities during the severance payment period.

Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures, Anthony A. Mirabelli, and Michael Smith. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan at which time the participant is 10% vested. If the participant remains employed with the Company beyond the four years, his vested percentage will increase in 10% increments annually until he reaches seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant’s “average annual compensation” (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant’s designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers’ life insurance policies.

CERTAIN TRANSACTIONS

On July 17, 2002, Mr. Bazet borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest will be payable on July 18 in each year, commencing on July 18, 2003.

AUDITORS

Grant Thornton LLP (“Grant Thornton”) has been selected by the Board of Directors upon the recommendation of the Audit Committee to serve as the Company’s independent auditors for 2005. The Company expects a representative of Grant Thornton to be present at the 2005 Annual Meeting of Shareholders, and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

AUDIT AND NON-AUDIT FEES

The Audit Committee has adopted procedures for the pre-approval of non-audit work performed by Grant Thornton. In 2004, the Audit Committee pre-approved the use of Grant Thornton for the following categories of non-audit services: employee benefit plan audits and Sarbanes-Oxley Section 404 compliance matters. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Company’s independent auditors during 2004 are comparable with maintaining the independence of such auditors. In 2004, there were no instances in which the specified pre-approval requirement was waived.

Aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003 by Grant Thornton are as follows:

	2004		2003
Audit Fees	$178,534		$166,428	(b)
Audit Related Fees	27,035	(a)	24,090	(b)(c)
Tax Fees	NONE		NONE
All Other Fees	NONE		NONE

Total Fees	$205,569		$190,518

(a)	Includes fees for the employee benefit plan audit and consultation on Sarbanes-Oxley Section 404 compliance matters.

(b)	The 2003 fee amounts include $25,034 of audit fees and $17,590 of audit-related fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm until its dismissal on September 10, 2003. Such fees have been included with the Grant Thornton fees in the 2003 presentation for purposes of more accurately reflecting the comparison with the 2004 fees.

(c)	Includes fees for the employee benefit plan audit, assistance provided in the implementation of new accounting standards and consultation on certain financial accounting issues not arising as part of the audit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company by persons who were, at any time during 2004, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all persons filed the reports required by such Section 16(a) on a timely basis during or with respect to 2004, other than Mr. Chiarelli. Mr. Chiarelli filed one late Form 4 with respect to 2004, disclosing the purchase of one thousand shares of Common Stock.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 9, 2005. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2006 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2005 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 1, 2005 who is entitled to vote at the 2005 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2005 Annual Meeting must have been received by the Company after the close of business on February 1, 2005 and prior to the close of business on February 26, 2005. The Company did not receive notice of any shareholder nomination or proposal relating to the 2005 Annual Meeting.

The 2006 Annual Meeting of Shareholders is expected to be held on May 9, 2006. A shareholder nomination or proposal intended to be brought before the 2006 Annual Meeting must be received by the Company after the close of business on January 30, 2006 and prior to the close of business on February 24, 2006. The Company’s Bylaws contain specific information requirements regarding a stockholder’s ability to nominate a director. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN AND RETURN PROXIES

Whether or not you plan to attend the Annual Meeting of Shareholders on May 10, 2005, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class I directors, that may be brought before the 2005 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2004 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS

60707, TELEPHONE: (773) 889-8870. SUCH REPORT IS ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.COBRA.COM.

By order of the Board of Directors,

Gerald M. Laures

Secretary

Cobra Electronics Corporation

Chicago, Illinois

April 8, 2005

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Executive Summary

Net sales in 2004 increased 7.0% to $122.9 million for the year ended December 31, 2004, compared to $114.8 million in 2003 as a result of higher sales of newer products, including mobile navigation, handheld GPS and marine electronics as well as increased Detection and International sales. Gross margin decreased from 26.7% to 26.2% driven primarily by sales earlier in the year of certain end-of-life inventory and $614,000 of increased amortization expense on intangible assets associated with a change in estimated economic useful life for certain handheld GPS models. Selling, general and administrative expenses increased by $822,000 or 3.0%, but declined as a percentage of net sales from 24.0% to 23.1%, reflecting increased sales, higher research and development (“R&D”) expenses for new products, expenses related to the Company’s new Enterprise Resource Planning (“ERP”) system and higher deferred compensation expense, partially offset by lower bad debt expenses and a reserve reduction.

Net earnings in 2004 were $2.4 million, or $0.36 per diluted share, compared to $1.8 million, or $0.28 per diluted share for 2003. Income tax expense in 2004 reflected additional tax expense for the establishment of a valuation allowance for the deferred net operating loss carry-forward tax asset related to Cobra Electronics Europe Limited.

The declining trend in the two-way radio market is expected to continue in 2005. The Company anticipates that this revenue decline will be offset by increased sales in mobile navigation, Citizens Band radios and marine products and increased sales in Europe. The Company also expects improvements in gross margins and operating margins, resulting in higher net earnings in 2005 versus 2004.

Results of Operations

2004 Compared to 2003

The $8.1 million increase in net sales resulted from higher sales of newer products, including mobile navigation, marine electronics as well as increased Detection and International sales. A significant decline in sales in the two-way radio category in 2004, both in units and in price per unit, reflected market trends. This resulted in lower sales for the year to the Company’s largest customer, Wal-Mart. However, sales of mobile navigation products drove an increase in sales to Best Buy, the Company’s second largest customer.

The declining trend in the two-way radio market is expected to continue in 2005. The Company anticipates that this revenue decline will be offset by increased sales in mobile navigation, Citizens Band radios and marine products and increased sales in Europe. The Company also expects improvements in gross margins and operating margins, resulting in higher net earnings in 2005 versus 2004.

Gross margin decreased from 26.7% to 26.2% driven primarily by sales earlier in the year of certain end-of-life inventory and $614,000 of increased amortization expense on intangible assets in the fourth quarter of 2004, associated with a change in estimated economic useful life for certain handheld GPS models. These were partially offset by a favorable impact from a stronger euro in 2004.

Selling, general and administrative expenses increased by $822,000 or 3.0%, but declined as a percentage of net sales from 24.0% to 23.1%, reflecting increased R&D expenses for new products, expenses related to the Company’s new ERP system and higher deferred compensation expense, partially offset by lower bad debt expenses and a reserve reduction.

R&D expense was higher by $434,000, which reflected headcount additions for new product development, both in the U.S. and Hong Kong. The Company anticipates that R&D costs will continue to increase as resources are acquired to support the anticipated growth of the Company’s navigation and marine products. Expenses related to the Company’s new ERP system amounted to approximately $290,000 and included consulting and temporary help, travel, meals and training. The $245,000 increase in deferred compensation expense was due to additional years of service for the Company’s President and CEO, who entered into a new five-year contract in 2004.

These increases were partially offset by a decrease in bad debt expense. The lower bad debt expense included a reduction of $308,000 in the allowance for doubtful accounts, based on the Company’s write-off history in the last five years and specifically identified accounts that might be at risk.

Interest expense of $110,000 for 2004 was $52,000 lower than 2003, due to lower average debt outstanding during 2004 and lower unused line fees that resulted from a reduction in the Company’s credit line from $55 million to $45 million.

Other income decreased by $66,000 compared to 2003 primarily due to a lower gain on the cash surrender value of life insurance policies.

Income tax expense increased $194,000 to $1.5 million in 2004 due to an increase in pretax income and the establishment of a valuation allowance for the deferred net operating loss carry-forward tax asset related to Cobra Electronics Europe Limited. The effective tax rate was 38.6% in 2004 compared to 41.4% in 2003.

2003 Compared to 2002

The $21.0 million decrease in net sales primarily reflected a significant decline in sales in the two-way radio category, both in units and in price per unit. Nearly three-quarters of the decline in Cobra’s two-way radio sales was due to a decline in units sold, mirroring the overall market trends in the category. The remainder of the decline was due to continued declines in average selling prices, again reflecting market trends. Management believes that the industry decline in average selling price was offset somewhat by Cobra’s product mix and merchandising initiatives, including the introduction of longer range GMRS units and the use of value packs.

Certain customers also contributed to the decline in two-way radio sales. Merchandising choices by Costco Wholesale, which selected a competitor for placement in 2003, and Best Buy, which selected certain low-price point models from competitors, contributed to a decline in sales from 2002 of $10.8 million. Additionally, sales to K-Mart declined by $3.1 million, as Cobra imposed credit restrictions subsequent to this company’s bankruptcy filing. Partially offsetting these declines and providing a market share gain was an increase in two-way radio sales to Wal-Mart, with unit sales increasing by approximately 10%.

Partially offsetting the decline in sales of two-way radios was an increase in sales of Citizens Band radios, driven by the Harley Davidson® and Dale Earnhardt® limited edition models, and sales from Cobra’s new product categories, hand-held GPS and marine VHF radios and power inverters.

Gross margin for 2003 was 26.7% compared to 25.2% in 2002. The increase primarily reflected improved Detection and Citizens Band radio margins on newer models, as well as lower defective return rates for both two-way radios and Detection products. Additionally, the 2002 gross margin was negatively impacted by the Federal Communication Commission’s (“FCC’s”) decision to limit radar detector emissions in the frequency band used by VSAT satellite communications providers as some non-compliant Detection products had to be sold off more quickly at lower prices. Finally, a stronger euro favorably impacted gross margin in 2003.

Selling, general and administrative expense decreased $3.6 million, or 11.5%, and as a percentage of net sales, increased to 24.0% in 2003 from 22.9% in 2002. The decrease reflected lower overall sales, a shift in customer mix to customers using fewer programs, a decline in advertising programs at certain customers and the reversal of $1.2 million of unused program funds from 2002. This decrease was partially offset by increases in bad debt and R&D expenses. The higher bad debt expense resulted from a one-time reduction of $772,000 in the allowance for claims and doubtful accounts in 2002. The Company purchased insurance on a portion of the outstanding accounts receivable balance beginning in 2000. In 2002, the Company increased the insurance coverage, which resulted in the large reduction in the allowance for claims and doubtful accounts. R&D expense was higher by $478,000, which reflected headcount additions for new product development, both in the U.S. and Hong Kong.

Interest expense for 2003 was $162,000, which was $66,000 lower than 2002, because of significantly lower average debt in 2003.

Other income increased by $74,000 compared to 2002 primarily due to a higher gain on the cash surrender value of life insurance policies.

Income tax expense decreased $44,000 to $1.3 million in 2003 due to higher deductible permanent items. The effective tax rate was 41.4% in 2003 compared to 43.9% in 2002.

Liquidity and Capital Resources

On January 31, 2002, the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. The credit agreement was amended as of February 18, 2003 to address certain covenant violations then existing and decrease the earnings requirements for each calendar quarter through March 31, 2004 and to provide for increased permitted capital expenditures in 2003. The credit agreement was further amended on February 18, 2004 to extend the term of the agreement to January 31, 2006, address certain covenant violations that would otherwise have occurred, reduce the cost of the credit facility by reducing its size to $45 million and reducing the applicable interest rates, and modify the earnings requirements for each calendar quarter through January 31, 2006. As of September 30, 2004, the Company obtained a waiver letter to cover an increase in the permitted capital expenditures for the year 2004. Loans outstanding under the credit agreement, as amended, bear interest, at the Company’s option, at 25 basis points below the prime rate or at LIBOR plus 175 basis points. The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company. At December 31, 2004, the Company had no interest bearing debt outstanding and approximately $32.0 million available under this credit line based on asset advance formulas.

Net cash flows generated in operating activities were $2.9 million for the year ended December 31, 2004. Operating cash flows generated included the following: net earnings of $2.4 million, depreciation and amortization of $3.4 million, an increase in accounts payable of $1.7 million, an increase in accrued income taxes of $1.7 million and a decrease in inventory of $1.2 million. The above inflows were partially offset by an increase in accounts receivable of $4.7 million and an increase in intangible assets of $2.8 million. The increase in accounts payable reflected longer payment terms during 2004 for selected vendors. Accrued income taxes increased due to significantly increased income tax liabilities. The increase in accounts receivable was primarily driven by the increase in sales, offset in part by an overall reduction in the number of days sales outstanding. The increase in intangible assets was due principally to new product software development expenditures for both mobile navigation and hand-held GPS devices, which are also expected to continue in 2005 and beyond. The amortization of these assets is also expected to grow in future years.

Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 2005 to fund its working capital needs.

Alternative minimum tax (“AMT”) credit carry-forwards were fully utilized as of December 31, 2004. The Company is currently making federal income tax payments at the statutory income tax rate.

Investing activities required cash of $4.8 million in 2004, principally for the implementation of a new ERP system, the purchase of tooling and equipment and the installation of building improvements, funds loaned to Horizon Navigation (see note 10 to the consolidated financial statements) and the annual premiums paid for officers’ life insurance. In addition, during 2004 the Company retired $6.4 million of fully depreciated tooling fixed assets that were deemed obsolete. There was no net cash used in financing activities in 2004, as the Company did not have any debt outstanding at the end of each year.

The Company believes that for the foreseeable future, it will be able to continue to fund its operations with cash generated from operations using existing or similar future bank credit agreements to fund its seasonal working capital needs.

Total outstanding commitments at December 31, 2004 were as follows: (in thousands)

	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
Capital Lease (a)	$306	$72	$144	$90	$—
Operating leases	962	119	131	121	591
Purchase obligations	17,226	17,226	—	—	—
Letters of credit	4,378	4,378	—	—	—
Deferred compensation (a)	5,818	254	762	508	4,294

Total	$28,690	$22,049	$1,037	$719	$4,885

(a)	Included on the Consolidated Balance Sheets on pages 26-27.

The Company does not have any other significant long-term obligations, contractual obligations, lines of credit, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments.

Critical Accounting Policies

The Company’s significant accounting policies are discussed in the notes to the consolidated financial statements. The application of certain of these policies requires significant judgments or an historical based estimation process that can affect the results of operations and financial position of the Company as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts ultimately differ from previous estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.

Critical accounting policies generally consist of those that are reflective of significant judgments and uncertainties and could potentially result in materially different results under different assumption conditions. The accounting policies and estimates that can have a significant impact upon the operating results, financial position and footnote disclosures of the Company are as follows:

Revenue Recognition    Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain of those customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the estimated time of receipt by the customer (estimated based on the average shipping time for all such customers), when title and risk of loss would pass to the customer. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis as described below.

Sales Returns Reserve    The Company has a policy that allows its customers to return product that was returned to them by their customers. The reserve reflects the sales, cost of sales and gross profit impact of expected returns and related stock adjustments, as well as reducing accounts receivable and increasing inventory for the amount of expected returns. The amount of the reserve is determined by multiplying the sales and cost of sales by product category for the current quarter by historical return rates adjusted for any known changes in key variables affecting these return rates. Thus, judgments must be made regarding whether current return rates will approximate anticipated return rates. This reserve will vary based on the changes in sales, gross margin and historical, as well as anticipated, return rates from quarter to quarter.

Warranty Reserve    The Company generally provides a one year consumer warranty for its products and also allows its customers to return product that has been returned by their customers. Consequently, the Company maintains a warranty reserve, which reflects historical return rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. The Company uses the most recent six months of unit sales in the estimate, as historical experience tells the Company that most returns will occur within six months of the Company’s original sale date. Therefore, judgments must be made based on historical returns rates and how the returned product will be disposed, either by liquidation or return to vendors for credit on new purchases. This reserve may vary based upon the level of sales and changes in historical return rates from quarter to quarter as well as estimated costs of disposal, either liquidation prices or the credit given by vendors.

Liquidation Reserve    The Company maintains a reserve representing the write-down of returned product to net realizable value. Returned inventory is either sold to various liquidators or returned to vendors for credit against similar, new models and depends upon the estimated future demand for the models. Judgments are made as to whether various models are to be liquidated or returned to vendor and, for the former, the liquidation prices expected to be received. This reserve can fluctuate significantly from quarter to quarter depending upon quantities of returned inventory on hand and the estimated liquidation price or vendor credit per unit.

Advertising and Sales Promotion Accrual    The reserve reflects amounts provided to retailers and distributors for advertising and sales promotions. Customer programs, agreed to at the beginning of each year, are mainly variable programs dependent on sales and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as new promotional opportunities. Accruals are made monthly for each customer by multiplying the customer’s estimated program accrual percentage by the customer’s actual sales. Therefore, this accrual will vary depending on a given quarter’s sales and the sales mix of customers from quarter to quarter. In addition, should a customer significantly exceed or fall short of their planned program sales, adjustments may need to be made to the customer’s estimated program accrual percentage due to certain minimum and/or maximum sales thresholds in the customer’s programs. Adjustments may also be necessary periodically for unused customer funds.

Deferred Compensation    Obligations under the deferred compensation plans (most of which are non-qualified defined benefit plans) and annual deferred compensation expense are determined by a number of assumptions. Key assumptions in the determination of obligations under the plans and annual deferred compensation expenses include the discount rate and anticipated compensation for each individual covered by the plans, which in part is dependent upon the anticipated future profitability of the Company. The rate is also dependent on rates used for qualified defined benefit plans. The discount rate used approximates the fixed rate of return the Company earns on the cash surrender value of an insurance policy purchased to fund payments to the retired president and CEO, which represented approximately half of the total obligation of the plans at December 31, 2004. This discount rate was 7% in both 2004 and 2003 and 8% in 2002. The compensation increase assumptions are based on historical experience and anticipated future performance.

Net Realizable Value Reserve    The Company maintains a reserve to write-down certain inventory, except for that covered by the liquidation reserve discussed above, below cost, as necessary. The reserve includes models where it is determined that net realizable value is less than cost. Thus, judgments must be made about which slow-moving, excess or non-current models are to be included and the estimated net realizable value. This reserve will vary depending upon the specific models selected, the estimated net realizable value for each model and quantities of each model that are determined will be sold below cost from quarter to quarter.

Software related to products to be sold    The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell. Such costs are capitalized and deferred as intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the life of the product life cycle.

The above listing is not intended to be a comprehensive list of all of the Company’s accounting policies. In most cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States. See Note 1 to Cobra’s consolidated financial statements, which is incorporated herein by reference, for a complete description of the Company’s significant accounting policies.

New Accounting Pronouncements

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (“the Act”). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. In return, the Act also provides for a two-year phase-out (except for certain pre-existing binding contracts) of the existing Extraterritorial Income (“ETI”) exclusion tax benefit for foreign sales which the World Trade Organization (“WTO”) ruled was an illegal export subsidy. The European Union (“EU”) believes that the Act fails to adequately repeal the illegal export subsidies because of the transitional provisions and has asked the WTO to review whether these transitional provisions are in compliance with their prior ruling. This will have no material impact on the Company. Additionally, the Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend received deduction for certain dividends from controlled foreign corporations. The impact on the Company in the future will not be material.

On December 21, 2004, the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” was issued. FSP FAS 109-1 clarifies that this tax deduction should be accounted for as a special deduction in accordance with Statement 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the date of enactment. Rather, the impact of this deduction would be reported in the period in which the deduction is claimed on our tax return beginning in 2005. As regulations are still pending, the Company has not been able to quantify the impact, however, but believes that the impact will not be material.

On December 21, 2004, FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” was issued. FSP 109-2 provides companies additional time, beyond the financial reporting period during which the Act took effect, to evaluate the Act’s impact on a company’s plan for reinvestment or repatriation of certain foreign earnings for purposes of applying Statement 109. FSP 109-2 was effective upon issuance. As of December 31, 2004, based on management’s analysis of the Act, although not yet finalized, it is unlikely that under the repatriation provision of the Act the Company had any foreign earnings to repatriate and accordingly, the financial statements do not reflect any provisions for taxes on unremitted foreign earnings.

In November 2004, the FASB issued Statement 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” to clarify that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be recognized as current period expenses. Also, Statement 151 requires fixed overhead costs to be allocated to inventory based on normal production capacity. Normal production capacity includes a range of production levels. It is the production an enterprise expects to achieve over a number of periods under normal circumstances, considering reductions in capacity from planned maintenance. The Company believes that its current accounting policies adhere to the specifications of Statement 151.

In December 2004, the FASB issued Statement 123 (R) “Share-Based Payment.” This statement will require the Company to recognize the fair value of granted options and shares as compensation cost over the service (vesting) period in its financial statements, beginning in the first interim or annual reporting period after June 15, 2005. Accordingly, the Company will reflect the adjustment to its 2005 earnings for the impact of this accounting pronouncement in the interim reporting period ending September 30, 2005.

Quantitative and Qualitative Disclosures About Market Risk

The Company is subject to market risk associated principally with changes in interest rates and foreign exchange rates. The Company does not have any interest rate exposure at December 31, 2004, as there is no outstanding debt. Debt incurred is priced at interest rates that float with the market and therefore the fair value of the Company’s debt is not significantly affected by changes in market interest rates.

The Company’s suppliers are located in foreign countries, principally in Asia. In 2004, approximately 14.8% of the Company’s sales were outside the United States, principally in Europe and Canada, compared to 12.6% in 2003. The Company minimizes its foreign currency exchange rate risk by conducting all of its transactions in U.S. dollars, except for some of the billings of its European business, which are conducted in euros. The Company does not use derivative financial or commodity instruments for trading or speculative purposes, however forward contracts are occasionally used for hedging some euro denominated transactions for the Company’s European business. Please refer to Note 4 in the financial statements, which are incorporated herein by reference. A 10% movement in the U.S. dollar/euro exchange rate on the forward contracts outstanding at December 31, 2004 would result in approximately a $569,000 annual increase or decrease in cost of sales and cash flows.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements may include, but are not limited to, projections of revenue, income or loss and capital expenditures, statements regarding future operations, anticipated financing needs, compliance with financial covenants in loan agreements, liquidity, plans for acquisitions or sales of assets or businesses, plans relating to products or services, assessments of materiality, expansion into international markets, growth trends in the consumer electronics business, technological and market developments in the consumer electronics business, the availability of new consumer electronics products and predictions of future events, as well as assumptions relating to these statements. In addition, when used in this report, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this report or in other Company filings, press releases, or otherwise. Factors that could contribute to or cause such differences include, but are not limited to, unanticipated developments in any one or more of the following areas:

•	global economic and market conditions, including continuation of or changes in the current economic environment;

•	ability of the Company to introduce new products to meet consumer needs, including timely introductions as new consumer technologies are introduced, and customer and consumer acceptance of these new product introductions;

•	pressure for the Company to reduce prices for older products as newer technologies are introduced;

•	significant competition in the consumer electronics business, including introduction of new products and changes in pricing;

•	factors related to foreign manufacturing, sourcing and sales (including foreign government regulation, trade and importation concerns and effects of fluctuation in exchange rates);

•	ability of the Company to maintain adequate financing, to bear the interest cost of such financing and to remain in compliance with financing covenants;

•	changes in law; and

•	other risk factors, which may be detailed from time to time in the Company’s SEC filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31		June 30		September 30		December 31
	2004	2003	2004	2003	2004	2003	2004	2003
	(in thousands, except per share amounts)
Net sales	$22,666	$20,554	$25,186	$26,622	$31,014	$26,304	$44,010	$41,331
Cost of sales (a)	17,525	15,440	18,351	18,866	22,874	19,232	31,901	30,618
Gross profit	5,141	5,114	6,835	7,756	8,140	7,072	12,109	10,713
Selling, general and administrative expense (b)	5,919	5,810	6,057	7,057	7,312	6,615	9,049	8,033
Operating income(loss)	(778)	(696)	778	699	828	457	3,060	2,680
Tax provision (benefit) (c)	(309)	(306)	285	272	335	261	1,186	1,075
Net earnings(loss)	(542)	(453)	501	407	571	391	1,851	1,496
Net earnings(loss) per share (d):
Basic	(0.08)	(0.07)	0.08	0.06	0.09	0.06	0.29	0.23
Diluted	(0.08)	(0.07)	0.08	0.06	0.09	0.06	0.28	0.23
Weighted average shares outstanding:
Basic	6,423	6,420	6,445	6,420	6,445	6,420	6,445	6,420
Diluted	6,630	6,479	6,625	6,487	6,559	6,506	6,589	6,511
Stock Price:
High	11.540	7.200	9.250	7.100	8.920	7.340	9.250	7.560
Low	7.400	5.840	8.110	5.950	6.020	5.760	7.020	6.250
End of Quarter	8.151	6.020	9.050	6.930	7.210	6.840	8.110	7.550
Trading Volume	2,113	388	559	845	531	550	706	644

(a)	The fourth quarter of 2004 included $614,000 of increased amortization expense associated with a change in estimated economic useful life for certain handheld GPS intangible assets.
(b)	The fourth quarter of 2004 included a reduction of $308,000 in the allowance for doubtful accounts, based on the Company’s write-off history in the last five years and specifically identified accounts that might be at risk.
(c)	Income tax expense in the fourth quarter of 2004 reflected a $207,000 valuation allowance for the deferred net operating loss carry-forward tax asset related to Cobra Electronics Europe Limited.
(d)	The sum of the quarterly net earnings per share amounts may not equal the annual amount because net earnings per share are calculated independently for each quarter.

Market for the Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

The Company’s common stock trades on The NASDAQ Stock Market under the symbol COBR. As of March 4, 2005, the Company had approximately 757 shareholders of record and approximately 1,711 shareholders for whom securities firms acted as nominees. The Company’s common stock is the only class of equity securities outstanding.

FIVE-YEAR FINANCIAL SUMMARY

Years Ended December 31	2004	2003	2002	2001	2000
	(in thousands, except per share amounts)
Operating Data:
Net sales	$122,877	$114,811	$135,840	$150,031	$143,204
Gross profit	32,225	30,655	34,277	38,989	39,421
Selling, general and administrative expense	28,337	27,515	31,074	28,404	26,600
Expenses for the terminated Lowrance acquisition	—	—	—	1,402	—
Operating income	3,888	3,140	3,203	9,183	12,821
Tax provision	1,496	1,302	1,346	3,594	4,132
Net earnings	2,381	1,841	1,720	4,685	7,189

Net earnings per share:
Basic	0.37	0.29	0.27	0.75	1.17
Diluted	0.36	0.28	0.26	0.73	1.12

As of December 31:
Total assets	82,494	76,233	74,782	89,592	77,761
Short-term debt	—	—	—	—	13,376
Long-term debt	—	—	—	15,378	—
Shareholders’ equity	60,127	57,701	55,879	53,972	48,626
Book value per share	$9.33	$8.99	$8.70	$8.56	$7.89
Shares outstanding	6,445	6,420	6,420	6,303	6,166

CONSOLIDATED STATEMENTS OF EARNINGS

Cobra Electronics Corporation

Years Ended December 31	2004	2003	2002
	(in thousands, except per share amounts)
Net sales	$122,877	$114,811	$135,840
Cost of sales	90,652	84,156	101,563

Gross profit	32,225	30,655	34,277

Selling, general and administrative expense	28,337	27,515	31,074

Operating income	3,888	3,140	3,203

Other income (expense):
Interest expense	(110)	(162)	(228)
Other income, net	99	165	91

Income before income taxes	3,877	3,143	3,066
Tax provision	1,496	1,302	1,346

Net earnings	$2,381	$1,841	$1,720

Net earnings per common share:
Basic	$0.37	$0.29	$0.27
Diluted	$0.36	$0.28	$0.26

Weighted average shares outstanding:
Basic	6,439	6,420	6,373
Diluted	6,603	6,495	6,505

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS

Cobra Electronics Corporation

At December 31	2004	2003
	(in thousands)
ASSETS:
Current assets:
Cash	$2,600	$4,736
Receivables, less allowances for claims and doubtful accounts of $270 in 2004 and $577 in 2003	27,181	22,437
Inventories, primarily finished goods.	19,551	20,668
Deferred income taxes	5,209	5,265
Loan receivable	2,465	—
Other current assets	3,487	3,285

Total current assets	60,493	56,391

Property, plant and equipment, at cost:
Buildings and improvements	4,939	4,464
Tooling and equipment	16,318	21,379

	21,257	25,843
Accumulated depreciation	(14,792)	(19,466)
Land	330	330

Net property, plant and equipment	6,795	6,707

Other assets:
Cash surrender value of officers’ life insurance policies	7,024	6,564
Intangible assets	8,182	4,846
Loan receivable	—	1,725

Total other assets	15,206	13,135

Total assets	$82,494	$76,233

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS (cont.)

Cobra Electronics Corporation

At December 31	2004	2003
	(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,785	$3,073
Accrued salaries and commissions	1,074	1,189
Accrued advertising and sales promotion costs	2,470	2,766
Accrued product warranty costs	1,277	1,524
Accrued income taxes	1,896	157
Other accrued liabilities	1,696	1,296

Total current liabilities	13,198	10,005
Non-current liabilities:
Deferred compensation	5,564	4,556
Deferred income taxes	3,206	3,836
Other long term liabilities	399	135

Total non-current liabilities	9,169	8,527

Total liabilities	22,367	18,532

Shareholders’ equity:
Preferred stock, $1 par value, shares authorized-1,000,000; none issued	—	—
Common stock, $.33 1/3 par value, 12,000,000 shares authorized, 7,039,100 issued for 2004 and 2003	2,345	2,345
Paid-in capital	19,650	19,772
Retained earnings	42,271	39,890
Accumulated comprehensive (loss) income	(17)	16

	64,249	62,023
Treasury stock, at cost (594,285 shares for 2004 and 619,323 shares for 2003)	(3,722)	(3,922)
Officer’s note receivable	(400)	(400)

Total shareholders’ equity	60,127	57,701

Total liabilities and shareholders’ equity	$82,494	$76,233

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cobra Electronics Corporation

Years Ended December 31	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net earnings	$2,381	$1,841	$1,720
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	3,369	2,732	2,738
(Gain) loss on cash surrender value (CSV) of life insurance	(203)	(306)	79
Tax benefit from stock options exercised	78	—	43
Deferred income taxes	(574)	1,450	407
Loss on sale of fixed assets	91	2	3
Changes in assets and liabilities:
Receivables	(4,687)	2,463	17,014
Inventories	1,176	312	1,234
Other current assets	(355)	77	(1,049)
Intangible assets	(2,818)	(2,408)	(1,514)
Accounts payable	1,693	(1,251)	1,357
Accrued income taxes	1,739	(441)	207
Accrued liabilities	(297)	173	(2,648)
Deferred compensation	1,009	771	457
Other long term liabilities	264	135	—

Net cash flows from operating activities	2,866	5,550	20,048

Cash flows used in investing activities:
Capital expenditures	(2,043)	(1,500)	(2,333)
ERP system	(1,808)	—	—
Premiums on CSV life insurance	(257)	(292)	(292)
Loan receivable	(740)	(1,725)	—

Net cash flows used in investing activities	(4,848)	(3,517)	(2,625)

Cash flows used in financing activities:
Net borrowings (repayments) under the line-of-credit agreement	—	—	(15,378)
Transactions related to exercise of stock options, net	—	—	509
Transactions related to officer’s note receivable	—	—	(400)

Net cash flows used in financing activities	—	—	(15,269)

Effect of exchange rate changes on cash and cash equivalents	(154)	(126)	—

Net (decrease) increase in cash	(2,136)	1,907	2,154
Cash at beginning of year	4,736	2,829	675

Cash at end of year	$2,600	$4,736	$2,829

Supplemental disclosure of cash flow information:
	2004	2003	2002
Cash paid during the year for:
Interest	$110	$162	$277
Income taxes, net of refunds	$364	$530	$600

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Cobra Electronics Corporation

Three Years Ended December 31, 2004	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Accum Comp Inc(loss)	Officer’s Loan Rec	Total
	(dollars in thousands)
Balance—January 1, 2002	$2,345	$19,899	$36,329	$(4,601)	—	—	$53,972
Comprehensive Income:
Net earnings	—	—	1,720	—	—	—	1,720
Accumulated other comprehensive income—foreign currency translation adjustment	—	—	—	—	35	—	35

Total comprehensive income							1,755
Transactions related to exercise of options, net	—	(170)	—	679	—	—	509
Tax benefit from stock options exercised	—	43	—	—	—	—	43
Officer’s loan receivable.	—	—	—	—	—	(400)	(400)

Balance—December 31, 2002	$2,345	$19,772	$38,049	$(3,922)	$35	$(400)	$55,879
Comprehensive Income:
Net earnings	—	—	1,841	—	—	—	1,841
Accumulated other comprehensive income(loss)—foreign currency translation adjustment	—	—	—	—	(19)	—	(19)

Total comprehensive income							1,822

Balance—December 31, 2003	$2,345	$19,772	$39,890	$(3,922)	$16	$(400)	$57,701
Comprehensive Income:
Net earnings	—	—	2,381	—	—	—	2,381
Accumulated other comprehensive income(loss)—foreign currency translation adjustment	—	—	—	—	(33)	—	(33)

Total comprehensive income							2,348

Transactions related to exercise of options, net	—	(200)	—	200	—	—	—
Tax benefit from stock options exercised	—	78	—	—	—	—	78

Balance—December 31, 2004	$2,345	$19,650	$42,271	$(3,722)	$(17)	$(400)	$60,127

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cobra Electronics Corporation

Years ended December 31, 2004, 2003 and 2002

(1)  Summary of Significant Accounting Policies

Business—The Company designs and markets consumer electronics products, which it sells primarily under the Cobra brand name principally in the United States, Canada and Europe. A majority of the Company’s products are purchased from overseas suppliers, primarily in China, Hong Kong and the Philippines. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and that, if necessary, other suppliers could be found. The extent to which a change in a supplier would have an adverse effect on the Company’s business depends on the timing of the change, the product or products that the supplier produces for the Company and the volume of that production. The Company also maintains insurance coverage that would, in certain limited circumstances, reimburse the Company for lost profits resulting from a supplier’s inability to fulfill its commitments to the Company.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Translation of Foreign Currencies—Assets and liabilities of consolidated foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at year-end. Revenues and expenses are translated at average exchange rates prevailing during the year. Gains or losses on foreign currency transactions and the related tax effects are reflected in net earnings. The resulting translation adjustments are included in stockholders’ equity as accumulated comprehensive income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period that are largely based on the current business conditions, including economic climate, revenue growth, sales returns rates, net realizable value of returned products and changes in certain working capital amounts. The Company believes its estimates and assumptions are reasonable. However, actual results and the timing of the recognition of such amounts could differ from those estimates.

Accounts Receivable—The majority of the Company’s accounts receivable are due from retailers and two-step distributors. Credit is extended based on an evaluation of a customer’s financial condition, including the availability of credit insurance, and, generally, collateral is not required. Accounts receivable are due within various specific customer terms and are stated at amounts due from customers net of an allowance for claims and doubtful accounts.

The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, availability of credit insurance and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable against the allowance for claims and doubtful accounts when they are judged to be uncollectible, and payments subsequently received on such receivables are credited to customer claims or bad debt expense.

Inventories—Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

Advertising and Sales Promotion Expenses—These costs reflect amounts provided to retailers and distributors for advertising and sales promotions and are expensed as incurred. Customer programs, agreed to at the beginning of each year, are mainly variable programs dependent on sales and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as new promotional opportunities. Advertising and sales promotion expenses for the years ended December 31, 2004, 2003 and 2002 totaled $5.9 million, $5.7 million, and $9.2 million, respectively.

Comprehensive Income (loss)—The Company reports comprehensive income under the provisions of SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income is defined as the change in equity of a business enterprise from transactions and other events from non-owner sources. Comprehensive income includes net earnings and other non-owner changes in equity that bypass the statement of operations and are reported in a separate component of equity. For the years ended December 31, 2004, 2003 and 2002, other comprehensive income includes only one component, which is the change in the foreign currency translation adjustment.

Concentration of Credit Risk—The Company places temporary cash investments with institutions of high credit quality. The Company has a broad customer base doing business in all regions of the United States as well as other areas of North America and Europe. In addition, the Company maintains credit insurance for over 48% of its customer base.

At December 31, 2004 and 2003, the Company had approximately $2.6 million and $4.7 million, respectively, on deposit with financial institutions, of which $2.5 million and $4.6 million, respectively, was in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of this concentration. Consequently, no significant concentration of credit risk is considered to exist.

Depreciation—Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method over the following estimated useful lives:

Classification	Life
Buildings	30 years
Building improvements	20 years
Motor vehicles	3–5 years
Equipment	5–10 years
Tools, dies and molds	1.5–3 years

Long-Lived Assets—Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates impairment, the carrying amount of such assets is reduced to an estimated fair value. In addition, during 2004 the Company retired $6.4 million of fully depreciated tooling fixed assets that were deemed obsolete.

Loan Receivable—The Company evaluates the collectibility of its loan receivable from Horizon Navigation, Inc. (“Horizon”) based on the Company’s security interest in substantially all of Horizon’s assets and the anticipated revenue stream from royalties due to Horizon from the Company. In addition, an independent valuation specialist performed a valuation analysis of the value of Cobra’s security interest in Horizon’s assets. On the basis of this analysis, management concluded that the value of the Company’s security interest in Horizon’s assets was greater than the outstanding loan receivable amount at December 31, 2004.

Research, Engineering and Product Development Expenditures—Research, engineering and product development expenditures are expensed as incurred and amounted to $2.4 million in 2004, $2.0 million in 2003 and $1.5 million in 2002.

Shipping & Handling Costs—Shipping and handling costs are included in cost of goods sold, and the amounts invoiced to customers relating to shipping and handling are included in net sales.

Software Related to Products to be Sold—The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell. Such costs are capitalized and deferred as intangible assets in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the estimated product life cycle. Software related intangible assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates impairment, the carrying amount of such assets is reduced to an estimated fair value.

Stock Options—The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation”, which requires measuring compensation cost at the fair value of the options granted, the Company’s net earnings and net earnings per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended December 31
	2004	2003	2002
Net earnings, as reported	$2,381	$1,841	$1,720
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(90)	(153)	(245)

Pro forma net earnings	$2,291	$1,688	$1,475

Net earnings per common share:
Basic—as reported	$0.37	$0.29	$0.27
Basic—pro forma	0.36	0.26	0.23

Diluted—as reported	$0.36	$0.28	$0.26
Diluted—pro forma	0.35	0.26	0.23

The fair value of each option, for each year, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility ranging from 42 to 45 percent; risk-free interest rate ranging from 4.1 to 4.9 percent; and expected lives of 10 years.

Income Taxes—The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

Revenue Recognition—Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain of those customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the estimated time of receipt by the customer (estimated based on the average shipping time for all such customers), when title and risk of loss would pass to the customer. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

ERP System Costs—The Company capitalizes certain costs associated with ERP software developed or obtained for internal use in accordance with Statement of Position No. 98-1, “Accounting for the Costs of

Computer Software Developed or Obtained for Internal Use.” The Company’s policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use ERP software. Costs associated with preliminary project activities and training are expensed as incurred. Capitalized costs related to ERP software developed or obtained for internal use will be amortized over a seven year period on a straight-line basis when the relevant ERP software is placed in service.

Reclassification—Certain previously reported amounts have been reclassified to conform to the current period presentation.

New Accounting Pronouncements—On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (“the Act”). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. In return, the Act also provides for a two-year phase-out (except for certain pre-existing binding contracts) of the existing Extraterritorial Income (“ETI”) exclusion tax benefit for foreign sales which the World Trade Organization (“WTO”) ruled was an illegal export subsidy. The European Union (“EU”) believes that the Act fails to adequately repeal the illegal export subsidies because of the transitional provisions and has asked the WTO to review whether these transitional provisions are in compliance with their prior ruling. This will have no material impact on the Company. Additionally, the Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend received deduction for certain dividends from controlled foreign corporations. The impact on the Company in the future will not be material.

On December 21, 2004, the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” was issued. FSP FAS 109-1 clarifies that this tax deduction should be accounted for as a special deduction in accordance with Statement 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the date of enactment. Rather, the impact of this deduction would be reported in the period in which the deduction is claimed on the Company’s tax return beginning in 2005. As regulations are still pending, the Company has not been able to quantify the impact, however, but believes that the impact will not be material.

On December 21, 2004, FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” was issued. FSP 109-2 provides companies additional time, beyond the financial reporting period during which the Act took effect, to evaluate the Act’s impact on a company’s plan for reinvestment or repatriation of certain foreign earnings for purposes of applying Statement 109. FSP 109-2 was effective upon issuance. As of December 31, 2004, based on management’s analysis of the Act, although not yet finalized, it is unlikely that under the repatriation provision of the Act the Company had any foreign earnings to repatriate and accordingly, the financial statements do not reflect any provisions for taxes on unremitted foreign earnings.

In November 2004, the FASB issued Statement 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” to clarify that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be recognized as current period expenses. Also, Statement 151 requires fixed overhead costs to be allocated to inventory based on normal production capacity. Normal production capacity includes a range of production levels. It is the production an enterprise expects to achieve over a number of periods under normal circumstances, considering reductions in capacity from planned maintenance. The Company believes that its current accounting policies adhere to the specifications of Statement 151.

In December 2004, the FASB issued Statement 123 (R) “Share-Based Payment.” This statement will require the Company to recognize the fair value of granted options and shares as compensation cost over the service (vesting) period in its financial statements, beginning in the first interim or annual reporting period after June 15, 2005. Accordingly, the Company will reflect the adjustment to its 2005 earnings for the impact of this accounting pronouncement in the interim reporting period ending September 30, 2005.

(2)  Income Taxes

The provision for income taxes on earnings for the years ended December 31, 2004, 2003 and 2002 consists of:

	2004	2003	2002
	(in thousands)
Current Provision (Benefit):
Federal	$1,579	$(124)	$610
State	491	(24)	329

	2,070	(148)	939
Deferred Provision (Benefit):
Federal	(505)	1,177	446
State	(249)	314	3
Foreign	180	(41)	(42)

	(574)	1,450	407

Total	$1,496	$1,302	$1,346

Deferred tax assets and liabilities by type at December 31, 2004 and 2003 are as follows:

	2004	2003
	(in thousands)
Deferred tax assets:
Sales/receivables reserves	$973	$1,022
Inventory reserves	836	753
Compensation reserves	2,247	1,850
Accrued promotion expenses	1,553	1,449
Warranty reserves	496	587
Property, plant and equipment	447	344
AMT credit carry-forwards	—	305
Cobra Electronics Europe Limited—net operating loss carry-forward	207	168
Other	118	116

Deferred tax assets	6,877	6,594
Less: Valuation allowance	(207)	—

Deferred tax assets, net of allowance	6,670	6,594

Deferred tax liabilities:
Tax lease income	(2,012)	(3,139)
R & D expenditures	(1,774)	(1,326)
Prepaid expenses	(881)	(700)

Deferred tax liabilities	(4,667)	(5,165)

Net deferred tax asset	$2,003	$1,429

Reconciliation of net deferred tax asset to Consolidated Balance Sheets:

Current Assets:
Deferred income taxes	$5,209	$5,265
Non-current liabilities:
Deferred income taxes	3,206	3,836

Net deferred tax asset	$2,003	$1,429

The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The Tax Reform Act of 1986 has not impaired the economic value of these leases. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. Currently, annual reversals of the temporary tax savings are included in the current provision for income taxes.

At December 31, 2004, the Company utilized its remaining AMT credit carry-forwards. The AMT credit is included as a reduction in the Federal taxes currently payable for the year ended December 31, 2004.

At December 31, 2004, the total valuation allowance recognized on deferred tax assets was $207,000, which was due to the establishment of a valuation allowance for the deferred net operating loss carry-forward tax asset related to Cobra Electronics Europe Limited. The $207,000 was also the net change in the total valuation allowance during the year.

The statutory federal income tax rate (34%) is reconciled to the effective income tax rate as follows:

Description	2004	2003	2002
Income taxes at statutory federal income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	4.8	4.5	4.7
Non-deductible Cobra Electronics Europe Limited net loss	1.9	2.7	3.1
Permanent items	(1.4)	(0.7)	1.1
Other	(0.7)	0.9	1.0

Income tax expense	38.6%	41.4%	43.9%

(3)  Financing Arrangements

The Company is party to a revolving credit agreement for $45 million with three financial institutions, which extends until January 31, 2006. As of September 30, 2004, the Company obtained a waiver letter to cover an increase in the permitted capital expenditures for the year 2004. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. Loans outstanding under the credit agreement, as amended, bear interest, at the Company’s option, at 25 basis points below the prime rate or at LIBOR plus 175 basis points.

Maximum borrowings outstanding at any month end were $1.5 million and $4.4 million in 2004 and 2003, respectively. The maximum values of letters of credit outstanding at any month end were $7.6 million and $9.7 million in 2004 and 2003, respectively. At December 31, 2004, the Company had no interest bearing debt outstanding and approximately $32.0 million available under this credit line based on asset advance formulas. Aggregate average daily borrowings outstanding were $135,000 during 2004 and $1.1 million during 2003, with weighted average interest rates thereon of 4.9% and 4.3% during 2004 and 2003, respectively.

The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company.

(4)  Fair Value of Financial Instruments and Derivatives

The Company’s financial instruments include cash, accounts receivable, accounts payable, long-term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 2004 was $4.4 million and at December 31, 2003 was $3.4 million. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

The Company operates globally with various manufacturing and distribution facilities and product sourcing locations around the world. The Company may reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through derivative financial instruments. The Company currently does not use derivative financial instruments for trading or speculative purposes. The Company regularly monitors foreign exchange exposures and ensures hedge contract amounts do not exceed the amounts of the underlying exposures.

The Company’s current hedging activity is limited to foreign currency purchases. The purpose of the Company’s foreign currency hedging activities is to protect the Company from the risk that eventual settlement of foreign currency transactions will be adversely affected by changes in exchange rates. The Company hedges these exposures by entering into various short-term foreign exchange forward contracts. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the instruments are carried at fair value in the Consolidated Balance Sheets as a component of current liabilities. Changes in the fair value of foreign exchange forward contracts that meet the applicable hedging criteria of SFAS No. 133 are recorded as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Changes in the fair value of foreign exchange forward contracts that do not meet the applicable hedging criteria of SFAS No. 133 are recorded currently in income as cost of sales. Hedging activities did not have a material impact on results of operations or financial condition during the year ended December 31, 2004. To manage foreign currency risk, as of December 31, 2004, the Company had entered into foreign exchange forward contracts for the sale of euros and the purchase of U.S. dollars with a total notional value of $5.7 million. These contracts were originally purchased at exchange rates ranging from 1.2329 dollars per euro to 1.339 dollars per euro and mature periodically during 2005 and early 2006. The fair value of these contracts at December 31, 2004 is the carrying amount.

(5)  Lease Transactions

The Company leases facilities and equipment under non-cancelable leases with remaining terms of one year or more. The terms of these agreements provide that the Company will pay certain operating expenses. Some of these lease agreements also provide the Company with the option to purchase the related assets at the end of the respective initial lease terms.

Total minimum rental amounts committed in future years as of December 31, 2004 are as follows:

	Operating Leases	Capital Lease	Total
	(in thousands)
2005	$119	$72	$191
2006	70	72	142
2007	61	72	133
2008	61	72	133
2009	60	18	78
Thereafter	591	—	591

Total	$962	$306	$1,268

Total rental expense amounted to $430,000 in 2004, $429,000 in 2003 and $361,000 in 2002.

(6)  Shareholders’ Equity

Preferred Stock—Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

EARNINGS PER SHARE

	2004	2003	2002
Basic earnings per share:
Net Earnings available to Common shareholders (thousands)	$2,381	$1,841	$1,720
Weighted-average shares outstanding	6,439,274	6,419,777	6,373,112

Basic earnings per share	$0.37	$0.29	$0.27

Diluted earnings per share:
Weighted-average shares outstanding	6,439,274	6,419,777	6,373,112
Dilutive shares issuable in connection with stock option plans	626,348	442,900	687,900
Less: shares purchasable with option proceeds	(462,800)	(367,449)	(556,404)

Total	6,602,822	6,495,228	6,504,608

Diluted earnings per share	$0.36	$0.28	$0.26

Additionally, there were 23,250 anti-dilutive shares at December 31, 2004, 245,182 anti-dilutive shares at December 31, 2003, and 69,250 anti-dilutive shares at December 31, 2002.

Changes in shares of common stock and treasury stock for the years ended December 31, 2004, 2003 and 2002 were as follows:

	Common Stock (Net of Treasury Stock)	Treasury Stock
	(Shares in thousands)
Shares outstanding—January 1, 2002	6,303	736
Exercise of stock options.	122	(122)
Common stock surrendered in connection with exercise of options	(5)	5

Shares outstanding—December 31, 2002	6,420	619
Exercise of stock options.	—	—

Shares outstanding—December 31, 2003	6,420	619
Exercise of stock options.	25	(25)

Shares outstanding—December 31, 2004	6,445	594

(7)  Stock Option Plans

The Company has six Stock Option Plans–2002 Outside Directors Plan, 2000, 2000 Outside Directors Plan, 1998, 1997, 1995 (“the Plans”). The 1995 Plan was terminated in accordance with its terms on March 17, 2005. Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of previously owned shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date. Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

A summary of certain provisions and amounts related to the Plans follows (in thousands):

	2002 Plan	2000 Plans	1998 Plan	1997 Plan	1995 Plan
Authorized, unissued shares originally available for grant	25	325	310	300	300
Shares granted	12	185	310	242	280
Shares available for grant at December 31, 2004	13	140	—	58	20
Options exercisable at December 31, 2004.	6	115	262	163	14

A summary of the status of the Plans as of December 31, 2004, 2003 and 2002, and changes during the years ended on those dates is presented below:

	2004		2003		2002
Fixed Options	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price
Outstanding at beginning of year	688	$6.00	757	$6.12	775	$5.70
Granted	10	9.55	12	7.01	105	7.29
Exercised	(48)	4.13	—	—	(122)	4.48
Cancellations and expirations	—	—	(81)	7.28	(1)	2.88

Outstanding at end of year	650	6.19	688	6.00	757	6.12
Options exercisable at year end	560		532		507
Weighted-average fair value of options granted during the year		$5.68		$4.15		$4.30

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (000)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable (000)	Weighted Average Exercise Price
$4.01 to $5.00	52	$4.13	4.6	52	$4.13
$5.01 to $6.00	241	5.63	3.3	241	5.63
$6.01 to $7.00	223	6.48	5.3	202	6.48
$7.01 to $8.00	111	7.23	6.8	58	7.30
$8.01 to $9.00	13	8.37	7.3	7	8.38
$9.01 to $10.00	10	9.55	9.1	—	—

Total	650	$6.19	4.9	560	$6.00

(8)  Retirement Benefits

The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 2004, 2003 and 2002 was $129,000, $149,000 and $144,000, respectively. Company match 401(k) expense for 2004, 2003 and 2002 was $205,000, $208,000 and $129,000, respectively.

As of December 31, 2004 and 2003, deferred compensation of $5.6 million and $4.6 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $254,000 at both December 31, 2004 and 2003. Deferred compensation obligations arise pursuant to outstanding key executive deferred compensation plans, most of which are non-qualified defined benefit arrangements, the majority of which relate to the former president and chief executive officer. The liability is based on discounted future cash flows related to these arrangements. The discount rate used at December 31, 2004 and 2003 was 7%.

Other assets at December 31, 2004 and 2003 included primarily the cash surrender value of officers’ life insurance policies. The cash value of officers’ life insurance policies is maintained to fund deferred compensation obligations.

(9)  Commitments

At December 31, 2004 and 2003, the Company had outstanding inventory purchase orders with suppliers totaling approximately $17.2 million and $15.1 million, respectively.

(10)  Loan Receivable

On January 8, 2003, the Company entered into a loan agreement with Horizon, a California corporation and vendor to the Company, that was subsequently modified on February 6, 2003. The outstanding loan receivable balance as of December 31, 2004 was $2,465,000, which includes approximately $215,000 of accrued interest. Horizon may borrow up to $2,000,000 per annum, at Cobra’s discretion, up to an aggregate amount of $6,000,000 at December 31, 2005. The loan accrues interest at a variable rate at a fixed margin above the prime rate. The loan agreement provides that the interest will be added to the principal amount of the loan. The outstanding principal amount, together with all accrued and unpaid interest, will be due on December 31, 2005. The loan is secured by substantially all of the assets of Horizon. In addition, an independent valuation specialist performed a valuation analysis of the value of Cobra’s security interest in Horizon’s assets. On the basis of this analysis, management concluded that the value of the Company’s security interest in Horizon’s assets was greater than the outstanding loan receivable amount at December 31, 2004.

Certain amounts of callable and non-callable warrants to purchase shares of common stock of Horizon are issued to the Company each time the Company makes loans to Horizon in excess of specified amounts and the Company has assigned no value to these warrants. If the Company converted all of its warrants at December 31, 2004, its ownership percentage would be 14.9%.

(11)  Segment Information

The Company operates in only one business segment—consumer electronics (see Note 1). The Company has a single sales department and distribution channel, which provides all product lines to all customers. In 2004, sales to Wal-Mart and Best Buy totaled 17.7% and 14.2% of consolidated net sales, respectively. In 2003, sales to Wal-Mart and Best Buy totaled 22.3% and 13.0% of consolidated net sales, respectively. In 2002, sales to Best Buy and Wal-Mart totaled 14.3% and 13.3% of consolidated net sales, respectively.

The tabular presentation below sets forth certain financial information regarding the Company’s net sales and long-lived assets by geographic area for the years ended December 31, 2004, 2003 and 2002 (in thousands).

	Year Ended December 31
	2004	2003	2002
Net sales
Domestic	$104,683	$100,395	$120,740
Foreign	18,194	14,416	15,100
Long-lived assets
Domestic	$19,772	$17,238	$13,774
Foreign	2,229	2,604	2,419

For 2004, approximately 49% of international sales were to a customer in Canada and 9% were to a customer in Sweden. For 2003, approximately 53% of international sales were to a customer in Canada and 11% were to a customer in Sweden. For 2002, approximately 66% of international sales were to a customer in Canada and 8% were to a customer in the United Kingdom.

(12)  Intangible Assets

Intangible assets consist of the following at December 31, 2004 and December 31, 2003 (in thousands):

	December 31, 2004	December 31, 2003

Internal use software	$1,657	$1,562
Less accumulated amortization	(1,545)	(1,450)

	112	112

ERP internal software system	1,808	—
Less accumulated amortization	—	—

	1,808	—

Trademarks and patents	1,486	1,316
Less accumulated amortization	(455)	(405)

	1,031	911

Software License	450	450
Less accumulated amortization	(125)	(22)

	325	428

Product Software	6,123	3,529
Less accumulated amortization	(1,217)	(134)

	4,906	3,395

	$8,182	$4,846

Internal use software is generally amortized over its weighted average estimated life, which is 3 years. The Company’s new ERP internal software system will be amortized over its weighted average estimated life of seven years beginning when it is placed in service in 2005. Trademarks are generally amortized over their weighted average estimated life of 20 years and patents are amortized over their weighted average estimated life of 17 years. The software license asset is amortized according to units sold during the contract period based on the contract royalty rate as the software license waives royalties on the initial sale of products using the software, up to the cost of the software license. The product software assets are amortized based on the percentage of revenues generated in each reporting period to the total revenues expected over the weighted average estimated product life cycle. Total amortization expense was $1.3 million in 2004 (includes $614,000 for the change in hand-held GPS estimated economic useful life), $400,000 in 2003 and $297,000 in 2002. The total anticipated amortization expense over the next 5 years is $1.6 million in 2005, $1.0 million in 2006, $1.3 million in 2007, $1.5 million in 2008 and $1.7 million in 2009. Management believes that the reported intangible assets values are without impairment and reflect the fair value of the Company’s intangible assets as of December 31, 2004.

(13)  Contingencies

The Company is subject to various unresolved legal actions, which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company’s financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company’s estimate of its liability for these matters.

The Company warrants to the consumer who purchases its products that it will repair or replace, without charge, defective products within a specified time period, generally one year. The Company also has a return policy for its customers that allow them to return, to the Company, products returned to them by their customers for full or partial credit based on when the Company’s customer last purchased these products. Consequently, it maintains a warranty reserve, which reflects historical warranty returns rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. A roll-forward of the warranty reserve is as follows (in thousands):

	2004	2003	2002
Accrued product warranty costs, January 1	$1,524	$2,137	$2,721
Warranty provision	3,448	4,446	4,895
Warranty expenditures	(3,695)	(5,059)	(5,479)

Accrued product warranty costs, December 31	$1,277	$1,524	$2,137

(14)  Stockholder Rights Plan

The Company maintains a Stockholder Rights Plan (the “Plan”) designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Company without fair value to all shareholders and to deter other abusive takeover tactics that are not in the best interest of shareholders. The Company has designated 120,000 of the 1 million authorized shares of the preferred stock as Series A Junior Participating preferred stock.

Under the terms of the Plan, each share of common stock is accompanied by one right; each right entitles the shareholder to purchase from the Company one one-hundredth of a newly issued share of Series A Junior Preferred Stock, par value $1 per share, of the Company at an exercise price of $35. The rights become exercisable 10 days after a public announcement that an Acquiring Person (as defined in the Plan) has become the beneficial owner of 15% or more of the outstanding shares of the Company (the “Stock Acquisition Date”) or 10 business days after the commencement of a tender or exchange offer that would result in a person beneficially owning 15% or more of such shares. The Company can redeem the rights for $0.01 per right at any time until the earlier of 10 days following the Stock Acquisition Date or the final expiration of the rights. The rights will expire on November 5, 2011, unless redeemed earlier by the Company.

In the event that any person becomes an Acquiring Person, each right will entitle the holder thereof, upon payment of the current exercise price, to receive shares of common stock of the Company, which at the time of such person becoming an Acquiring Person, have a market value equal to two times the then current exercise price. If, after the public announcement has been made that any person has become an Acquiring Person, (i) the Company merges into or consolidates with another person (with limited exceptions), (ii) another person (with limited exceptions) merges into or consolidates with the Company and shares of common stock of the Company are converted into securities of another person, cash or property or (iii) the Company transfers 50% or more of its consolidated assets, cash flow or earning power to another person (with limited exceptions), each right will entitle the holder thereof to receive, upon payment of the current exercise price, the number of shares of common stock of the Acquiring Person (or of another person affiliated therewith) which, at the time of consummation of the transaction, have a market value equal to two times the then current exercise price.

(15)  Related Party Transactions

On July 17, 2002, the President and Chief Executive Officer of the Company, James R. Bazet, borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest will be payable on July 18 in each year, commencing on July 18, 2003.

On October 6, 1999, the Company made a bridge loan to Mr. Bazet in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrues interest at the greater of the prime rate or the Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest is added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by March 31, 2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On February 20, 2004, Mr. Bazet paid the remaining balance on the note, including the accrued interest.

(16)  Allowance for Claims and Doubtful Accounts

The following table shows the activity in the allowance for claims and doubtful accounts:

	For the Years Ended December 31
	2004	2003	2002
	(in thousands)
Balance at beginning of period	$577	$1,179	$2,518
Provision for claims and doubtful accounts	263	118	—
Reserve reduction	(308)	—	(772)
Account write-offs, less recoveries	(262)	(720)	(567)

Balance at end of period	$270	$577	$1,179

(17)  Subsequent Events

On February 19, 2005, the Company accumulated non-callable warrants on the Horizon Loan Receivable representing approximately a 22.7% ownership stake. The Company is currently evaluating whether the Equity Method of Accounting, as defined in Accounting Principles Board Opinion 18, “The Equity Method of Accounting for Investments in Common Stock”, applies to this business arrangement in the first quarter of 2005 along with any related financial impact, including past history for comparative purposes. Horizon has a history of net operating losses.

In early March 2005, a former executive of the Company, on whose life the Company held life insurance policies, passed away. As a result, the Company estimates that it will receive life insurance proceeds totaling approximately $11.2 million. The cash surrender value of these life insurance policies, amounting to approximately $4.0 million at December 31, 2004, was included in “Cash surrender value of officers’ life insurance policies” in the Consolidated Balance Sheets. The excess of the proceeds over the recorded cash surrender value will be recognized as a gain on the income statement during the quarter ending March 31, 2005. The Company is uncertain as to the timing, amount and use of the proceeds to be received and the impact on its consolidated financial statements in the first quarter of 2005.

On March 30, 2005, the Company sold vacant land with a book value of approximately $100,000 for $2 million, resulting in a gain on sale of approximately $1.9 million in the first quarter of 2005.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

Cobra Electronics Corporation

We have audited the accompanying consolidated balance sheet of Cobra Electronics Corporation and its’ subsidiaries, Cobra Electronics Europe Limited and Cobra Electronics Hong Kong Limited, as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cobra Electronics Corporation and its’ subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    GRANT THORNTON LLP

Chicago, Illinois

February 11, 2005

Except for Notes 7 and 17, which are dated March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cobra Electronics Corporation

Chicago, Illinois

We have audited the accompanying consolidated statements of income, shareholders’ equity and cash flows for year ended December 31, 2002 of Cobra Electronics Corporation and subsidiaries (the “Corporation”). These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Cobra Electronics Corporation and subsidiaries for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Chicago, Illinois

February 18, 2003

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William P. Carmichael and Carl Korn as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 1, 2005 at the Annual Meeting of Shareholders to be held on May 10, 2005, or any adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

COBRA ELECTRONICS CORPORATION

May 10, 2005

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR THE ELECTION OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

2.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board’s nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOMINEES:
☐	FOR ALL NOMINEES	O James R. Bazet O Harold D. Schwartz
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.